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                                                                 EXHIBIT 11


MOUNTBATTEN, INC.
COMPUTATION OF NET INCOME PER SHARE (UNAUDITED)

Basic Net Income Per Share

                                            Three months ended March 31,
                                             1998                 1997
                                          ---------            ----------
Net Income available to
Common Shareholders                       $ 433,634            $  324,972
                                          =========            ==========


Weighted Average Shares:
                                          ---------            ----------
   Common shares                          2,528,530             2,528,530
                                          =========            ==========


Basic Net Income per Share                $    0.17            $     0.13
                                          =========            ==========



Diluted Net Income Per Share

Net Income available to
Common Shareholders                       $ 433,634            $  324,972
                                          =========            ==========


Weighted Average Shares:
   Common shares                          2,528,530             2,528,530
   Common share equivalents
   applicable to stock options              271,627               203,324
                                          ---------            ----------

Total                                     2,800,157             2,731,854
                                          =========            ==========


Diluted Net Income per Share              $    0.15            $     0.12
                                          =========            ==========